Exhibit 10.2

Binding Term Sheet - Supply

Confidential

This binding term sheet (this “Binding Term Sheet”), dated as of October 15, 2014, is between Response Biomedical Corp., having its principle address at 1781-75th Avenue W., Vancouver, B.C., Canada V6P 6P2 (“Response”), and 杭州中翰盛泰生物技术有限公司, HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD, having its registered address at Floor 10, Main Building, #519 Xingguo RD, Qianjiang Economic Development Zone, Hangzhou, Zhejiang Province, China (“JBT”) for supply by Response of raw materials for multiple Assays that will run on a New Analyzer developed by JBT. This Binding Term Sheet is intended to be a binding agreement between the parties until such time as the parties enter into Supply Agreement that more fully state the agreements between the parties with respect to the transactions described herein.

Concurrently with this Binding Term Sheet, JBT and Response are entering into a Technology Development Agreement that is intended to lay the framework of the key terms for a Collaboration Agreement (defined below) between the Parties for co-development activities related to the materials to be supplied by Response to JBT under the Supply Agreement (the “Technology Development Agreement”).

Concurrently with this Binding Term Sheet, Response is entering into a term sheet with each of HANGZHOU Joinstar Medical INSTRUMENT & REAGENT Co., Ltd. (“JMIR”) and Hangzhou Lizhu Medical Instrument & Reagent Co. (“HZLZ”) for JMIR and HZLZ to purchase Response common stock (the “Equity Purchases”).

The parties agree to use all reasonable efforts to complete negotiation and execution of the definitive Collaboration Agreement and the definitive Supply Agreement no later than three (3) months after execution of the Technology Development Agreement and this Binding Term Sheet. If the Collaboration Agreement or the Supply Agreement are not finalized and executed by the parties within such period, then Response may suspend activities under the Technology Development Agreement (and the timeline previously agreed by the parties shall be postponed accordingly). If the Collaboration Agreement or the Supply Agreement are not finalized and executed by the parties within six (6) months of execution of the Technology Development Agreement and this Binding Term Sheet, then the Technology Development Agreement and this Binding Term Sheet will terminate.

The parties agree to use all reasonable efforts to complete negotiation and execution of the definitive Equity Purchase Documents and transfer funds and close the equity purchase (“Equity Closing”) no later than three (3) months after execution of the Binding Term Sheet-Equity Investment (HZLZ) and Binding Term Sheet-Equity Investment (JMIR). If the Equity Closing has not occurred within such period, then Response may suspend activities under Technology Development Agreement (and the timeline previously agreed by the parties shall be postponed accordingly). If the Equity Closing has not occurred within six (6) months of execution of the Binding Term Sheet-Equity Investment (HZLZ) and Binding Term Sheet-Equity Investment (JMIR), then the Technology Development Agreement and this Binding Term Sheet, the Binding Term Sheet-Equity Investment (HZLZ) and the Binding Term Sheet-Equity Investment (JMIR), the definitive Collaboration Agreement (if executed) and the definitive Supply Agreement (if executed) will terminate; alternatively, if the Equity Closing cannot be accomplished within such period then the parties will meet to re-negotiate the financial terms of this Binding Term Sheet, the Technology Development Agreement, the definitive Collaboration Agreement (if executed) and the definitive Supply Agreement (if executed).

Definitions
1.	Assays:	The assays for a particular biomarker to be co-developed under the Technology Development Agreement and/or the Collaboration Agreement by Response and JBT that will run on the New Analyzer.
2.	CDA:	The Mutual Confidentiality Agreement between the parties, dated March 27, 2014.
3.	CFDA:	China Food and Drug Administration.
4.	Collaboration Agreement:	Agreement that contains terms for the co-development of Optics Block, Optics Software, and multiple Assays by Response and JBT that will run on the New Analyzer.
5.	Collaboration Markers：	The biomarker that is detected by an Assay that is agreed by both parties to be co-developed under the Technology Development Agreement and/or the Collaboration Agreement.
6.	Equity Purchase Documents:

The documents pursuant to which JMIR and HZLZ will purchase common shares of Response, as further described in the Binding Term Sheet-Equity Investment (JMIR) and Binding Term Sheet-Equity Investment (HZLZ).

7.	IPR:	Patents, trademarks, copyrights, trade secrets, know-how and other intellectual property rights.
8.	Joint Development Committee or JDC:

Committee comprised of the project managers and additional members of each of JBT and Response as required that will meet regularly and oversee the development and other activities under this Binding Term Sheet, the Supply Agreement, the Technology Development Agreement and the Collaboration Agreement.

9.	Joint Steering Committee or JSC:

Committee comprised of one senior executive of each of JBT and Response and up to 2 other members of each of JBT and Response that will meet regularly and oversee all of the parties’ activities under this Binding Term Sheet, the Supply Agreement, the Technology Development Agreement and the Collaboration Agreement.

10.	New Analyzer:	The Immunoassay analyzer for rapid test purposes developed by JBT that has all of the following four characteristics: (a) [***][1], (b) [***], (c) [***], and (d) [***].

1 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.	Optics Block:	[***].[2]
12.	Optics Software:	[***].
13.	Software for Calibration Curve Generation:	[***].
14.	Raw Materials	Means raw materials for use in manufacturing Assays, with details to be confirmed by the Parties through the JDC.
15.	Supply Agreement:	Agreement that contains terms for the supply of Raw Materials for multiple Assays by Response that will run on a New Analyzer developed by JBT.
Intellectual Property Rights:
16.	Third Party Rights:

i.    Each party will be responsible for any infringement by it of any third party IPRs during the performance of its obligations under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement. In addition, each party shall indemnify, defend, hold the other party harmless from and against claims or suits arising during the term of the Technology Development Agreement and/or Collaboration Agreement and/or the Supply Agreement from infringement of third party IPRs as a result of use of IPR provided to such other party by or on behalf of the providing party, where such use is within the scope of the rights granted and the infringement would not have arisen but for such use.

ii.   The total amount payable under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement contains all fees (a) which result from infringement of any third party rights within China and other agreed territories and is Response’s responsibility; and (b) for any third party IPR which should be used or possibly be used later for purposes of the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement within China and other agreed territories and is Response’s responsibility, and JBT will not pay extra fees. Response will not be responsible for any infringement outside of China or such other agreed territories.

2 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

17.	IPR:

17.1     Each of JBT and Response will own all IPR respectively that was owned by such party as of the date of execution of the Technology Development Agreement and is thereafter developed by such party independent of the activities under the Technology Development Agreement, the Collaboration Agreement and the Supply Agreement (with respect to each party, the “Background IPR”). Nothing in the Technology Development Agreement, the Collaboration Agreement or the Supply Agreement will be deemed to transfer ownership of any Background IPR of a party, or, except as expressly set forth below, any other IPR owned or controlled by a party.

17.2      As a consideration to Sections 17.3 & 17.4 herein, IPR that arises from the activities under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement that relates to the development, transfer and/or manufacture of [***][3] will be owned solely by Response. Response agrees to provide a license for such IPR free of charge to use on the New Analyzer developed by JBT. After the Supply Agreement expires, Response agrees to continue to provide a license for such IPR free of charge to use on New Analyzer already manufactured or installed by JBT.

17.3      As a consideration to Section 17.2, IPR of [***] arising under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement, which is [***], will be owned solely by JBT. The term [***] means that [***].

  For the avoidance of doubt, this excludes Background IPR of Response and IPR of [***]that is [***]  (“[***]”). To the extent JBT uses the “[***] “in the New Analyzer, during the term of the Technology DevelopmentAgreement, the Collaboration Agreement, the Supply Agreement and thereafter, Response agrees to grant a license for such IPR with respect to [***]for free.

17.4      As a consideration to Section 17.2, unless otherwise agreed by Response and JBT, IPR that arises from the activities of JBT and/or Response under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement that relates to the New Analyzer (other than [***]) will be owned solely by JBT.

3 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

17.5      Except as set forth in Sections 17.2, 17.3, and17.4 above, each of JBT and Response will own all IPR respectively that arises from such party’s activities under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement and is not jointly invented with the other party.

17.6      Except as set forth in Sections 17.2, 17.3, 17.4 and17.5 above, Response and JBT agrees, as for IPR for new Collaboration Markers and IPR that arise from such party’s activities under the Technology Development Agreement, the Collaboration Agreement and/or the Supply Agreement and is jointly invented , both parties will negotiate in good faith about the percentage of the joint ownership or rights for commercialization in various jurisdictions.

17.7     Each of JBT and Response will execute all documents and take other action as reasonably requested by the other party to give effect to the ownership of IPR as set forth above.

17.8     IPR owned by a party will be considered to be Confidential Information (as defined in the CDA) of such party pursuant to the CDA; provided, however, that such IPR will no longer be considered Confidential Information to the extent disclosed in a published patent application.

17.9     Response pledges that JBT’s right of using relative IPRs granted by and in accordance with the Technology Development Agreement as well as Collaboration Agreement will not be restricted, interfered or diminished by reasons of the alteration of the owner(s) or user(s) of these relative IPRs.

17.10   Response and JBT pledge that right of using IPR which is jointly invented under 17.6 will not be restricted, interfered or diminished by reasons of the alteration of the owner(s) or user(s) of these relative IPRs.

18.	Technology Escrow:

Upon completion of the development phase of the definitive Collaboration Agreement, JBT and Response will arrange for escrow of manufacturing instructions and other know-how sufficient to instruct JBT how to manufacture Raw Materials. The escrow materials will be released from escrow solely to JBT free of charge, whilst JBT will obtain a royalty free, ongoing license, if Response declares bankruptcy or makes a general assignment for the benefit of its creditors, or if JBT terminates the Collaboration Agreement or the Supply Agreement due to uncured unilateral material breach by Response (following notice and opportunity to cure pursuant to the termination provisions of the applicable agreement).

Other Provisions
19.	Project Team:

i.              Response and JBT will use reasonable efforts to keep the same project team working on the development activities under the Technology Development Agreement, the Collaboration Agreement and the Supply Agreement.

ii.             Response and JBT will each provide the other a project team list, including each member’s role.

iii.            Response and JBT will ensure that each of their employee’s on the project team has signed an agreement containing provisions protecting the confidentiality of the employing party’s proprietary information and proprietary information belonging to third parties that is received by the employing party, and with the obligations of confidentiality under such agreement surviving until five (5) years after such person is no longer employed by the employing party.

20.	Non-Compete:

20.1      During the term of the Technology Development Agreement, the Collaboration Agreement and the Supply Agreement, Response will not develop on its own or assist any other company or individuals to develop or use an Immunoassay analyzer stated in this Section 20.1. “Immunoassay analyzer stated in this Section 20.1” means an analyzer which meets both of the following two characteristics:

●    Will [***][4], and

●     Has all of the following four characteristics: (a) [***], (b[***], (c) [***], and (d) [***]

20.2     Response will not (A) develop tests that detect Collaboration Markers, or Raw Materials or reagents for use in manufacturing tests that detect Collaboration Markers, for any other third party, or (B) supply, donate or otherwise transfer such Collaboration Markers, Raw Materials and reagents to any other third party, in case of each of (A) and (B), for an Immunoassay analyzer described in Section 20.1 above.

4 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

20.3     During the term of the Technology Development Agreement, the Collaboration Agreement and the Supply Agreement, within China and other agreed marketing territory, for tests for the New Analyzer that detect Collaboration Markers, JBT will only market the Assays which it collaborates with Response on the New Analyzer; JBT will not sell or use tests for the New Analyzer which detect biomarkers that are the same as Collaboration Markers. As for other biomarkers beyond the parties’ collaboration, JBT has rights to choose freely.

20.4     When JBT intends to market outside China and any other agreed marketing territory, tests for the same biomarkers as the Collaboration Markers for the New Analyzer, JBT shall notify Response 15 months in advance. After following the procedure in this paragraph with respect to a given territory, JBT will have the rights to market in such territory its self-developed assay kits having biomarkers of the same kind as the Collaboration Markers if Response fails to agree for JBT to market in such territory within 4 months of receiving written notice. JBT shall notify Response of no more than 5 territories on a monthly basis, unless agreed by Response and JBT.

20.5     If one party has desires to perform activities that are contrary to Section 20.1, 20.2, or 20.3, it will carry out such activities only with the other party’s written consent, such written consent not to be unreasonably withheld, delayed or conditioned.

Supply
21.	Supply:

Response will supply Raw Materials to JBT pursuant to the definitive Supply Agreement.

The JSC will meet and establish detailed responsibilities and obligations of each Party under the Supply Agreement, as well as the requirements and specifications for the Raw Materials. The JSC may also agree that Response will supply other materials to JBT under the Supply Agreement. The JSC may agree to amend the detailed responsibilities and obligations of each Party from time-to-time.

22.	Restrictions:

i.  JBT will use the Raw Materials solely within China to manufacture finished Assays for use in the New Analyzer.

ii.  JBT will not subcontract such manufacturing activities to any third party without Response’s prior written consent.

iii.  JBT will have no rights to resell Raw Materials or semi-products or any component thereof, other than finished Assays for use in the New Analyzer.

iv.  JBT will not sell Assays outside of China or other agreed territories (and will not allow any of its distributors, resellers or other agents to do so) without first following the process outlined in Section 20.4 above.

23.	Term and Termination:

i.       With respect to each Assay, the initial term of the Supply Agreement will commence on the date the agreement is executed and end 5 years after such Assay receives CFDA approval (the “Assay Initial Term”). With respect to each Assay, the term will automatically renew for an additional 5 years (the “Assay Renewal Term”, and together with the Assay Initial Term, the “Assay Supply Term”).

ii.      With respect to each Assay, following the Assay Renewal Term the Assay Supply Term will automatically renew for additional successive one year periods upon expiration of the applicable Assay Supply Term unless either JBT or Response gives written notice of termination of the applicable Assay Supply Term at least 90 days prior to expiration of the then-current term.

iii.     The Supply Agreement will terminate in its entirety upon expiration or termination of all Assay Supply Terms.

iv.     The Supply Agreement will also terminate upon early termination of the Collaboration Agreement.

v.      Either party has the right to unilaterally terminate this Binding Term Sheet and the Supply Agreement if the other party does not cure its material breach within 30 days of receipt of written notice of the material breach from the notifying party. Termination in accordance with this paragraph will take effect when the notifying party which claims to terminate this Binding Term Sheet or the Supply Agreement sends written notice of termination after expiration of the 30-day cure period.

vi.     Material breach: Material breach and cure mechanics will be further defined in the definitive Supply Agreement and specific provisions of the agreement will be referenced in this definition, which may include breach of Sections 16, 17, 19(iii), 20, 23(vi), 31 and/or 34 and/or other material breach of the Supply Agreement.

vii.    The Collaboration Agreement will terminate upon expiration or termination of the Supply Agreement.

24.	Transfer Prices:

i.     The transfer prices for Raw Materials for each Assay (“Transfer Price”) for the applicable Assay Initial Term will be as follows:

* Transfer Prices are as FCA (Incoterms 2010), Vancouver, and do not include shipping costs or taxes, duties under China law and other China governmental charges.

*The Transfer Price does include any royalty payable by Response to its licensors. The Transfer Price for Assay #1 should be minus [***]USD/Test when Response stops paying royalty

ii.     The Transfer Prices set forth above are based on JBT meeting the Estimated Minimum Purchase Amount for all 5 Assays for [***] years’ of the supply term as set forth on SCHEDULE A to this Binding Term Sheet (“Estimated Minimum Purchase Amount”).

iii.     JBT will confirm next year’s Estimated Minimum Purchase Amount by December of every year, for all 5 Assays. If the Estimated Minimum Purchase Amount is not met 2 years in a row, JBT and Response will meet and agree in good faith on an increased Transfer Price for such Assays on commercially reasonable terms to adequately compensate Response for the shortfall in volume.

iv.     How to calculate amount for Raw Materials of Assay when Response invoices to JBT: JBT and Response will finalize how to calculate quantities, scrap rate or wastage rate (through the JSC).

25.	Post Assay Initial Term Pricing:

If Response or JBT wants to change the Transfer Price for Raw Materials after the Assay Initial Term (other than as set forth in the Transfer Price section above), Response may request an increase in Transfer Price for a particular item only if the material and labor costs for such item have increased since the time the price was last set, whilst JBT may request a decrease in Transfer Prices for a particular item only if its average ex-factory selling price (i.e., JBT’s selling price including VAT, but excluding other taxes and shipping and handling fees) for such item is below the agreed sales price specified in Section 29 below, such party which claims to such activities will notify other party to negotiate 18 months in advance, after which notice JBT and Response will negotiate in good faith to reach a consensus, if not agreed, execute as per latest set Transfer Price.

4 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

26.	Supply Payment Terms and Lead Times:

i.JBT will pay for Raw Materials as follows: after prepayment of [***][5] of order amount, Response should ship within 5 business days as per order, remaining [***]costs will be paid within [***] days after the order is picked up from Vancouver.

ii.Lead times: The Supply Agreement will set forth the maximum time between the receipt of an order by Response from JBT and the order departure from Vancouver, and will be determined further.

iii.Response will invoice to JBT timely.

27.	QC Acceptance Testing:

QC acceptance: JBT and Response will establish the QC acceptance criteria through the JDC, and such QC acceptance criteria shall be finalized prior to the shipment of the first batch of product under the Supply Agreement; when the Raw Materials, Optics Block, Finished Component Test Materials and other products arrive at JBT, they will be inspected in accordance with the agreed acceptance criteria.

28.	Forecasting:

JBT will confirm next year’s expected purchase amount by Assay, as well as the Estimated Minimum Purchase Amount, by December of every year. JBT will provide Response with monthly rolling forecasts 12 months in advance. The first 6 months of such forecasts will be binding on JBT.

29.	Revenue Sharing:	Definition for “Revenue Sharing”: For Assays which are manufactured by JBT with Raw Materials supplied by RBM and then used on New Analyzer, the sales amount is calculated based on the “Agreed Pricing” (which includes VAT, but excludes other taxes and shipping and handling fees) in the table below and the actual sales quantity of tests, then amounts will be payable to Response as per Revenue Sharing Percentage in this clause.

5 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Revenue Sharing will be implemented as follows:

i.     For the Assay Initial Term: Subject to the Revenue Sharing Cap per Assay (see Section 30):

ii.     For the Assay Renewal Term:

iii.    For any successive renewal term the Revenue Sharing Percentage will be [***]%

6 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

30.	Revenue Sharing Czap and Credits:

i.     For Revenue Sharing payable during the Assay Initial Terms, Revenue Sharing will be capped at an aggregate of $3.1 Million USD total for all Assay Initial Terms with the maximum allocated on a per Assay basis based on the following schedule (“Revenue Sharing Cap per Assay”):

ii.      If at the end of the Assay Initial Term for a given Assay, JBT has not paid Response the full amount of the “Revenue Sharing Cap per Assay After Deducting Revenue Sharing Credit of such Assay”, then, within 30 days after the end of the applicable Assay Initial Term, JBT will pay Response the difference between the actual Revenue Sharing paid for such Assay and the “Revenue Sharing Cap per Assay After Deducting Revenue Sharing Credit of such Assay”.

iii.    JBT will receive a credit against Revenue Sharing payments for each Assay as set forth in the table above with respect to each Assay, the “Revenue Sharing Credit per Assay”). JBT will not be required to make Revenue Sharing payments for a particular Assay until the Revenue Sharing Credit per Assay for such Assay is exhausted.

31.	Revenue Sharing Reporting and Payment:

i.      JBT will calculate Revenue Sharing on a calendar half year basis (namely Jan-June, July-Dec). Within 35 days after the end of each calendar half year, JBT will submit to Response a report detailing the Revenue Sharing calculation on a per Assay basis, Response will confirm such report within 5 business days after receiving such report. JBT will pay the applicable Revenue Sharing Amount within 5 business days based on agreed reports.

ii.     The parties will discuss further the possibility of addressing Revenue Sharing payment as payments for technical services, or by adjusting the Transfer Price to include the relevant amounts or by such other means as agreed by Parties.

iii.     Response will have rights to confirm sales quantities which are provided by JBT.

[8] [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

32.	Tax 税:

The amounts set forth above are inclusive of China taxes (Withholding of China taxes (if any) will be the responsibility of JBT, but JBT will pay the remaining amounts to Response after JBT fulfills any withholding duty from amounts payable to Response for Revenue Sharing under this Binding Term Sheet) under China law. JBT will provide a tax receipt if requested by Response.) Response will also be responsible at its own expense for taxes or charges under Canada law.

General Provisions.
33.	Payments:	All payments under this Binding Term Sheet and the definitive Supply Agreement will be made in U.S. Dollars.
34.	Assignment Rights:

Neither party will have the right to assign any or all of its rights and obligations under this Binding Term Sheet or the Supply Agreement without first obtaining the written consent of the other party.

35.	Confidentiality:

The terms of the CDA will apply to the parties’ activities under this Binding Term Sheet. This Binding Term Sheet will be considered confidential information of each party and will be subject to the terms of the CDA. Except as set forth below, or as may be required by law (including applicable securities laws), no information regarding this Binding Term Sheet will be made public without the prior written consent of the other party.

36.	Press Releases:

Notwithstanding the foregoing, each party will have the right to issue press releases and other public disclosures regarding this Binding Term Sheet and/or the Supply Agreement (and the related activities of the parties) if required by applicable securities law.

The issuing party will provide the other party with a draft of any proposed press release related to this Binding Term Sheet and/or the Supply Agreement before any public release. The issuing party will use reasonable efforts to provide 24 hours for review of the press release and will reasonably consider any comments received from the other party, subject to the issuing party’s legal obligations for disclosure.

Any other press releases or public disclosures regarding this Binding Term Sheet and/or the Supply Agreement (and the related activities of the parties), will only be made if agreed by both of the parties.

37.	Governing Law:	This Binding Term Sheet and the Supply Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of People’s Republic of China.
38.	Settlement of Disputes:

In the event of a dispute arising out of or in connection with this Binding Term Sheet or the Supply Agreement, or in respect of any legal relationship associated with it or from it, which does not involve a party seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved confidentially as follows:

i.Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Binding Term Sheet or the Supply Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations; and

ii.Arbitration – If the parties have been unable to resolve a dispute within 30 days or such other period agreed to in writing by the parties, after the negotiation begins, then any party may make application to the China International Economic and Trade Arbitration Commission or CIETAC to solve the dispute by arbitration. The arbitration will be held in Beijing, China in accordance with the rules of CIETAC then in effect. The Arbitration award shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

39.	Survival:	Sections 16, 17, 19(iii), 34, 35, 37, 38, 39, 40 and 41 will survive expiration or termination of this Binding Term Sheet.
40.	Counterparts:

This Binding Term Sheet and the Supply Agreement may be executed in counterparts or duplicate originals, all of which are regarded as one and the same instrument. The parties consent to use of facsimile, electronic and/or digital signatures in the execution of this Binding Term Sheet and the Supply Agreement, and the same are binding upon the parties as if they were original signatures. Facsimile, electronic and digital copies of this Binding Term Sheet and the Supply Agreement, including properly executed PDF versions of this Binding Term Sheet and the Supply Agreement, are regarded as original instruments by the parties.

41.	Languages

This Binding Term Sheet and the Supply Agreement will be written in English and Chinese. English and Chinese versions shall have the same legal force Should there be any inconsistency or conflict between the Chinese and English language versions, the principle enunciated in the second paragraph of Article 125 of the current PRC Contract Law shall apply.

Agreed to this 15th day of October, 2014:

Response Biomedical Corp. By: /s/ William Adams Name: William Adams Title: Chief Financial Officer	HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD By: /s/ Xuyi Zhou Name: Xuyi Zhou Title: General Manager

SCHEDULE A

Estimated Minimum Purchase Amount (units)

Assay	First Year after CFDA registration	Second Year	Third Year	Fourth Year	Fifth Year	sales quantity for 5 years
Assay #1	[***][9]	[***]	[***]	[***]	[***]	[***]
Assay #2	[***]	[***]	[***]	[***]	[***]	[***]
Assay #3	[***]	[***]	[***]	[***]	[***]	[***]
Assay #4	[***]	[***]	[***]	[***]	[***]	[***]
Assay #5	[***]	[***]	[***]	[***]	[***]	[***]
Estimated Minimum Purchase Amount	[***]	[***]	[***]	[***]	[***]	[***]

*JBT confirm next year’s Estimated Minimum Purchase Amount by December of every year.

Assay	Marker
Assay #1	[***][9]
Assay #2	[***]
Assay #3	[***]
Assay #4	[***]
Assay #5	[***]

9 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.